Exhibit 10.2

NBT BANCORP INC.
2024 OMNIBUS INCENTIVE PLAN

LONG-TERM INCENTIVE PROGRAM
RESTRICTED STOCK UNIT AWARD AGREEMENT
(TRSU AND PRSU)
Cover Sheet

NBT Bancorp Inc., a Delaware corporation (the “Company”), hereby grants time-based vesting Stock Units (“TRSUs”) and performance-based vesting Stock Units (“PRSUs” and together with the TRSUs, the “Award Units”) relating to shares of the Company’s common stock, par value $0.01 per share (the “Stock”), to the individual named below as the Grantee, subject to the terms and conditions set forth in this cover sheet, in the attached Restricted Stock Unit Award Agreement (together with this cover sheet, the “Agreement”), and in the Company’s 2024 Omnibus Incentive Plan (as it has been or may be amended and/or restated from time to time, the “Plan”). Certain capitalized terms used in the Agreement are defined in the Plan and have the meaning set forth in the Plan.

Name of Grantee:

Grant Date:

Number of Shares of Stock covered by the TRSUs:

Number of Shares of Stock covered by the Target Award of PRSUs:

Performance Period:

By acknowledging this agreement online, you are authorizing your electronic signature and certifying that you agree to all of the terms and conditions described in the Agreement and in the Plan, an electronic copy of which has been made available to you. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent. You must accept your grant no later than 5 pm Eastern Time, five (5) business days prior to the first vesting date or your entire grant will be cancelled.

Company:	/s/ Scott A. Kingsley
By:	Scott A. Kingsley
Title:	President and Chief Executive Officer

This is not a stock certificate or a negotiable instrument.

 NBT BANCORP INC.
2024 OMNIBUS INCENTIVE PLAN

LONG-TERM INCENTIVE PROGRAM
RESTRICTED STOCK UNIT AWARD AGREEMENT
(TRSU AND PRSU)

TRSUs and PRSUs
This Agreement evidences a grant of time-based vesting Stock Units, subject to the vesting and achievement conditions described below (the “TRSUs”) and a grant of performance-based vesting Stock Units, subject to the vesting, achievement, and performance conditions described below (the “PRSUs”). The TRSUs and PRSUs are referred to together as the “Award Units.”

Transferability
Your Award Units may not be sold, transferred, assigned, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Award Units be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your Award Units.

Number and Vesting of TRSUs
The TRSUs are subject to the time-based vesting conditions and will vest in accordance with the vesting schedule set forth on Exhibit A to this Agreement, so long as you continue in Service on each applicable vesting date.

No TRSUs shall vest after your Service has terminated for any reason.

You will immediately and automatically forfeit to the Company (i) all of your unvested TRSUs in the event your Service terminates for any reason, unless the termination of your Service triggers accelerated vesting or other treatment of your unvested TRSUs pursuant to the terms of this Agreement, the Plan, a written employment or other written compensatory agreement between you and the Company or an Affiliate, or a written compensatory program or policy of the Company or an Affiliate otherwise applicable to you; or (ii) all of your unvested TRSUs and any shares of Stock previously received as a result of the vesting of TRSUs in the event the Company determines, in the exercise of good faith, that you are or have been non-compliant with any restrictive covenants by which you are bound, including any confidentiality, non-competition, or non-solicitation covenant set forth in an employment agreement or other contractual instrument.

Number and Vesting of PRSUs
The PRSUs are subject to a combination of time-based vesting and performance-based vesting conditions set forth on Exhibit B to this Agreement. Promptly following the end of the Performance Period (and no later than ninety (90) days following the end of the Performance Period), as set forth on the cover sheet of this Agreement, the Committee will determine and certify the level of achievement of the Performance Factors set forth on Exhibit B (such date of determination, the “Certification Date”) and will determine the number of Earned PRSUs (as defined in Exhibit B) based on such achievement. Such certification and determination will be final, conclusive, and binding. Except as otherwise set forth in this Agreement, your Earned PRSUs will vest as of the Certification Date, so long as you continue in Service on the Certification Date.

You will immediately and automatically forfeit to the Company all of your PRSUs in the event (i) your Service terminates for any reason prior to the Certification Date, except as otherwise provided in this Agreement; (ii) the Company determines in the exercise of good faith that you are or have been non-compliant with any restrictive covenants by which you are bound, including any confidentiality, non-competition, or non-solicitation covenant set forth in an employment agreement or other contractual instrument; or (iii) such PRSUs do not become Earned PRSUs following the Performance Period.

Delivery of Stock Pursuant to Vested Award Units
Your vested Award Units will not be settled in cash. Except as specified below, shares of Stock underlying the vested Award Units will be delivered to you by the Company as soon as practicable following the applicable vesting date but in no event later than thirty (30) days following such vesting date; provided that (i) if such vesting date occurs during a period in which you are (A) subject to a lock-up agreement restricting your ability to sell Stock in the open market or (B) are restricted from selling Stock in the open market because a trading window is not available, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding shares of Stock from the shares otherwise deliverable, withholding from other compensation otherwise payable to you by the Company or its Affiliates, or by permitting you to pay your withholding taxes in cash, then delivery of the vested shares will be delayed until the date immediately following the expiration of the lock-up agreement or the opening of a trading window but in no event beyond the last day of the calendar year in which such distribution would otherwise have been made.

Notwithstanding anything to the contrary in this Agreement, delivery of the shares of Stock represented by your vested Award Units will be made in accordance with your deferral election attached as Exhibit C to this Agreement, if applicable.

The issuance of the shares of Stock represented by your vested Award Units shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, by (i) book-entry registration or (ii) issuance of one or more share certificates.

Vesting and Delivery upon Termination of Employment for TRSUs
Death/Disability/Retirement/Termination without Cause or for Good Reason. If your Service terminates because of your death, Disability, Retirement (as defined below), your involuntary termination of Service by the Company without Cause or your voluntary termination of Service for Good Reason (as defined below), then 100% of your then-unvested TRSUs will vest on the effective date of your termination of Service, at the discretion of the Compensation and Benefits Committee. Shares underlying the vested TRSUs will be delivered on the delivery date specified under the “Delivery of Stock Pursuant to Vested Award Units” heading above.

Other Termination of Service. If you incur a termination of Service for any reason other than those specified above, whether voluntary or involuntary and prior to a Corporate Transaction, you will immediately and automatically forfeit your then-unvested TRSUs.

Vesting and Delivery upon Termination of Employment for PRSUs
Death/Disability. If your Service terminates prior to the end of the Performance Period because of your death or Disability, then 100% of the shares underlying your Target Award of PRSUs will vest on the effective date of your termination of Service, at the discretion of the Compensation and Benefits Committee.

If your Service terminates following the end of the Performance Period but prior to the Certification Date because of your death or Disability, then 100% of the shares underlying your Earned PRSUs will vest as of the Certification Date, at the discretion of the Compensation and Benefits Committee.

In each case of the foregoing, Shares underlying the vested PRSUs or Earned PRSUs as described above will be delivered on the delivery date specified under the “Delivery of Stock Pursuant to Vested Award Units” heading above.

Retirement/Termination without Cause or for Good Reason. If your Service terminates prior to the end of the Performance Period because of your Retirement, your involuntary termination of Service by the Company without Cause or your voluntary termination of Service for Good Reason (as defined below), then you will vest on the effective date of your termination of Service with respect to a percentage of the shares underlying your Target Award of PRSUs equal to the number of months (rounded to the nearest whole month) of the Performance Period prior to your termination of Service, divided by 36, at the discretion of the Compensation and Benefits Committee.

If your Service terminates after the end of the Performance Period but prior to the Certification Date because of your Retirement, your involuntary termination of Service by the Company without Cause or your voluntary termination of Service for Good Reason, then 100% of the shares underlying your Earned PRSUs will vest as of the Certification Date, at the discretion of the Compensation and Benefits Committee.

In each case of the foregoing, shares underlying the vested PRSUs or Earned PRSUs as described above will be delivered on the delivery date specified under the “Delivery of Stock Pursuant to Vested Award Units” heading above.

For clarity, in the event of a termination specified in the foregoing paragraphs, you are not required to remain in continued Service through the Certification Date to vest in all or a portion of your PRSUs, as described above.

Other Termination of Service. If, before the Certification Date, you incur a termination of Service for any reason other than those specified above, whether voluntary or involuntary and prior to a Corporate Transaction, you will immediately and automatically forfeit your PRSUs.

Definition of Retirement and Good Reason
For purposes of this Agreement, the following definitions will apply:

(i)          “Retirement” means before the last Vesting Date with respect to the TRSUs or before the Certification Date with respect to the PRSUs, a voluntary termination of Service on or after the date you reach the age of 55, and provided that (a) you have attained at least 4 years of Service; and (b) you covenant that, without the express written consent of the Compensation and Benefits Committee, you will not engage in any full-time employment with, or provide consulting services to, any entity thereafter (although you will be entitled to engage in part-time employment, or consult, with an entity that does not compete with the Company), unless such employment has been approved by the Compensation and Benefits Committee.

(ii)         “Good Reason” means the occurrence of either of the following circumstances, without your express written consent: (A) a material diminution in your base salary; or (B) a material diminution in your authority, duties, or responsibilities. Notwithstanding the foregoing, a resignation will not be considered to have been on account of Good Reason unless: (1) you provide the Company not less than 30 days’ advance notice in writing within 90 days of the initial occurrence of the condition that is the basis for such Good Reason and the Company does not correct the condition in the 30-day period; and (2) you resign by no later than 60 days after the Company’s time period for correcting the condition has expired.

Corporate Transaction
TRSUs. In the event of a Corporate Transaction and subject to your continued Service as of immediately prior to the effective time of such Corporate Transaction, then 100% of your then-unvested TRSUs will vest as of immediately prior to the effective time of such Corporate Transaction.

PRSUs. Subject to Section 17.3 of the Plan, (a) in the event of a Corporate Transaction during the Performance Period (but less than half of the Performance Period has lapsed) and subject to your continued Service as of immediately prior to the effective time of such Corporate Transaction, then 100% of the shares underlying the Target Award of PRSUs will vest as of immediately prior to the effective time of such Corporate Transaction, and (b) in the event of a Corporate Transaction (1) during the Performance Period (but at least half of the Performance Period has lapsed) or (2) following the end of the Performance Period but prior to the Certification Date, then 100% of the shares underlying your Earned PRSUs will vest as of immediately prior to the effective time of such Corporate Transaction.

In each case of the foregoing, shares underlying the vested TRSUs, vested PRSUs or Earned PRSUs as described above will be delivered on the delivery date specified under the “Delivery of Stock Pursuant to Vested Award Units” heading above.

Dividend Equivalent Rights
Each Award Unit is granted with an accompanying Dividend Equivalent Right. Such Dividend Equivalent Right will be paid in cash and will be based on the amount of any cash dividend paid by the Company on the Stock underlying your grant that is paid after the applicable vesting date with respect to your Award Units but prior to the date the shares of Stock underlying such Award Units are delivered to you pursuant to this Agreement. The Dividend Equivalent Right will be calculated as the product of: (a) the number of shares underlying your vested, but-not-yet-delivered Award Unit (measured as of the ex-dividend date for the Stock) times (b) the per share cash dividend amount paid to holders of the Stock. The Company will pay the Dividend Equivalent Rights to you at the time dividends are paid on the Stock.

Your right to receive Dividend Equivalent Rights terminates upon your termination of Service for any reason.

Withholding Taxes
You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Award Units, payment of Dividend Equivalent Rights, or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company; (ii) withhold such amounts from other payments due to you from the Company or any Affiliate; (iii) permit or require you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), whereby you irrevocably elect to sell a portion of the shares of Stock to be delivered in connection with the Award Units to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or any Affiliate, or (iv) withhold the delivery of vested shares of Stock otherwise deliverable under this Agreement to meet such obligations, provided that, to the extent required to avoid adverse accounting consequences to the Company, the shares of Stock so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Laws.

Retention Rights
Neither your grant of Award Units nor this Agreement gives you the right to be retained by the Company (or any Affiliates) in any capacity, nor shall your grant or this Agreement, subject to any employment agreement you may have with the Company or any Affiliates, alter the at-will nature of employment. The Company (and any Affiliate) reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights
Except as set forth above under “Dividend Equivalent Rights,” you do not have any of the rights of a stockholder with respect to the Award Units unless and until the Stock relating to the Award Units has been delivered to you.

Adjustments
In the event of a stock split, a stock dividend, or a similar change in the Stock, the number of Award Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law
This Agreement (including the cover sheet and all exhibits and appendices) will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy
To administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as home address and business addresses and other contact information, payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work, including, with respect to non-U.S. resident grantees, to the United States, to transferees who will include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Secretary of the Company to request paper copies of these documents.

Clawback
The Award Units are subject to repayment by you to the Company in the circumstances specified in the Plan, including to the extent you are or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

Disclaimer of Rights
The grant of Award Units under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company. Award Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

Code Section 409A
The grant of Award Units under this Agreement is intended to comply with or to be exempt from Code Section 409A (“Section 409A”), and this Agreement shall be interpreted and administered accordingly to the maximum extent possible. Notwithstanding anything to the contrary in the Plan or this Agreement, none of the Company, its Affiliates, the Board, or the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and none of the Company, its Affiliates, the Board, or the Committee will have any liability to you for such tax or penalty.

To the extent that all or a portion of the Award Units constitute “deferred compensation” under Section 409A, a termination of Service occurs only upon an event that would be a “separation from service” within the meaning of Section 409A. If, at the time of your “separation from service,” (i) you are a “specified employee” within the meaning of Section 409A, and (ii) the Company makes a good faith determination that an amount payable on account of your “separation from service” constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon your death, if earlier), without interest.

Each installment of Award Units that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

The Plan
The text of the Plan is incorporated in this Agreement by reference. This Agreement (including the cover sheet and all exhibits and appendices) and the Plan constitute the entire understanding between you and the Company regarding this grant of Award Units. Any prior agreements, commitments, or negotiations concerning this grant are superseded.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

By acknowledging this Agreement online, you agree to all of the terms and conditions described in this Agreement and in the Plan.